UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8th, 2005

DATAWAVE SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-26698

(Commission File Number)

Not Applicable

(IRS Employer Identification No.)

Suite 110, 13575 Commerce Parkway, Richmond, British Columbia, Canada V6V 2L1

(Address of principal executive offices and Zip Code)

(604) 295.1800

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01 Entry into a Material Definite Agreement.

On March 3, 2005, our company entered into a Merger Break-Up and Mutual Release Agreement with Integrated Data Corp., one of our company’s majority shareholders, to settle issues surviving the termination, on November 9, 2004, of a June, 2004 merger agreement between our company and Integrated Data Corp. The Merger Break-Up and Mutual Release Agreement, which was signed March 3, 2005, provides for retroactive effect to February 1, 2005.

In the Merger Break-Up and Mutual Release Agreement, we agreed to pay to Integrated Data Corp. US$470,000.00 to compensate Integrated Data Corp. for expenses it incurred in negotiating and in partially performing its obligations under the June, 2004 merger agreement. In the Merger Break-Up and Mutual Release Agreement, Integrated Data Corp. has agreed, among other things, to waive its right to appoint a director or directors to our Board of Directors. Our company will pay $235,000 of the total of $470,000 in cash and we have agreed to satisfy the balance of the obligation by issuing 2,937,500 of our company’s common shares at a price of US$0.08 per share, which was the closing price (last sale) for our company’s common shares as reported on the OTC Bulletin Board on February 1, 2005, the date on of which our Board of Directors approved the basic terms of the Merger Break-Up and Mutual Release Agreement.

Item 3.02 Unregistered Sale of Equity Securities.

Under the Merger Break-Up and Mutual Release Agreement signed on March 3, 2005, our company has agreed to issue to Integrated Data Corp. 2,937,500 of our common shares at a price of US$0.08 per share, for the aggregate sum of US$235,000.00. This amount represents only a portion of the amount we have agreed to pay to Integrated Data Corp. under the Merger Break-Up and Mutual Release Agreement. In issuing these shares to Integrated Data Corp., we will rely on the exemption from registration provided by Rule 506 of Regulation D, promulgated under the Securities Act of 1933.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Graham Jackson resigned as a director of our company on February 10, 2005.

Item 9.01. Financial Statements and Exhibits.

99.1	News Release issued by the Registrant on March 8th, 2005
99.2	Merger Break-Up and Mutual Release Agreement dated March 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWAVE SYSTEMS INC.

By

/s/ "John Gunn"

John Gunn

General Manager, Chief Financial Officer

Dated: March 9th, 2005